SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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THE DUN & BRADSTREET CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 16, 2003

Dear Shareholder:

You are cordially invited to attend the 2003 Annual Meeting of Shareholders of The Dun & Bradstreet Corporation on Thursday, May 22, 2003, at 2:00 p.m. at the Short Hills Hilton, 41 John F. Kennedy Parkway, Short Hills, New Jersey.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report on Form 10-K for the year ended December 31, 2002, is also enclosed.

Your vote is important. Please vote your shares whether or not you plan to attend the meeting. In addition to voting in person or by mail, shareholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record, check your proxy card to see which of these options are available to you.

On behalf of your Board of Directors, thank you for your continued support of D&B.

Sincerely,

ALLAN Z. LOREN
Chairman and Chief Executive Officer

103 JFK Parkway, Short Hills, NJ 07078-2708
T 973.921.5500 www.dnb.com

NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders of The Dun & Bradstreet Corporation will be held on Thursday, May 22, 2003, at 2:00 p.m. at the Short Hills Hilton, 41 John F. Kennedy Parkway, Short Hills, New Jersey. The purpose of the meeting is to:

1.	Elect three Class III directors for a three-year term;

2.	Ratify the appointment of independent accountants;

3.	Transact such other business as may properly come before the meeting. The Company knows of no other business to be brought before the meeting.

Only shareholders of record at the close of business on April 7, 2003, will be entitled to vote at the meeting.

By Order of the Board of Directors,

DAVID J. LEWINTER
Senior Vice President, General Counsel and Corporate Secretary

Dated: April 16, 2003

103 JFK Parkway, Short Hills, NJ 07078-2708
T 973.921.5500 www.dnb.com

GENERAL INFORMATION
Annual Meeting Admission
Who Can Vote
How to Vote
Revocation of Proxies
Special Voting Procedures for Certain Current and Former Employees
Proxy Solicitation
Quorum and Voting Requirements
PROPOSAL NO. 1 ELECTION OF DIRECTORS
Nominees for Class III Directors holding office for terms expiring at the 2006 Annual Meeting:
Class I Directors holding office for terms expiring at the 2004 Annual Meeting:
Class II Directors holding office for terms expiring at the 2005 Annual Meeting:
BOARD MEETINGS AND COMMITTEES
Report of the Audit Committee
SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
Fees Paid to Independent Accountants
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Report of the Compensation & Benefits Committee
Summary Compensation Table
Option/SAR Grants in Last Fiscal Year
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
Retirement Benefits
Employment, Change-in-Control, Severance and Deferral Arrangements
Compensation of Directors
Director Stock Ownership Guidelines
Section 16(a) Beneficial Ownership Reporting Compliance
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
SCHEDULE I -- RECONCILIATION OF REPORTED EARNINGS PER SHARE BEFORE NON-CORE GAINS AND CHARGES
SCHEDULE II -- RECONCILIATION OF TOTAL REVENUE TO CORE REVENUE AND EFFECT OF FOREIGN EXCHANGE ON CORE REVENUE GROWTH RATE
APPENDIX A -- AUDIT COMMITTEE CHARTER

i

PROXY STATEMENT

GENERAL INFORMATION

      The Board of Directors of The Dun & Bradstreet Corporation (“D&B” or the “Company”) is soliciting your proxy for use at the Annual Meeting of Shareholders to be held on May 22, 2003. These proxy materials are being mailed to shareholders beginning on or about April 16, 2003. The principal executive offices of D&B are located at 103 JFK Parkway, Short Hills, New Jersey 07078-2708, and the Company’s main telephone number is 973.921.5500.

      On September 30, 2000, the company then known as The Dun & Bradstreet Corporation (“Old D&B”) separated into two publicly traded companies: the “new” Dun & Bradstreet Corporation (i.e., the company to which this Proxy Statement relates) and Moody’s Corporation. The separation of the two companies was accomplished through a tax-free distribution by Old D&B of the shares of Common Stock of the Company (the “Spin-Off”). Old D&B then changed its name to “Moody’s Corporation.” Information included in this Proxy Statement concerning the Company and its management during periods prior to the Spin-Off actually relates to Old D&B and its management.

Annual Meeting Admission

      You will need an admission ticket to enter the Annual Meeting. For shareholders of record, an admission ticket is attached to the proxy card sent to you. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of share ownership, such as a bank or brokerage account statement, to the Company’s Corporate Secretary at the address noted above. Shareholders who do not have admission tickets will be admitted only following verification of ownership at the door.

Who Can Vote

      Shareholders of record at the close of business on April 7, 2003, are eligible to vote at the meeting. As of the close of business on that date, D&B had outstanding 74,521,041 shares of Common Stock.

How to Vote

      In addition to voting in person at the meeting, shareholders of record can vote by proxy by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card.

      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

Revocation of Proxies

      A shareholder of record can revoke a proxy at any time before the vote is taken at the meeting by sending written notice of the revocation to the Corporate Secretary of the Company, by submitting another proxy that is properly signed and bears a later date, or by voting in person at the meeting. All properly executed proxies not revoked will be voted at the meeting in accordance with their instructions. A proxy that is signed and returned by a shareholder of record without specifications marked in the instruction boxes will be voted in accordance with the recommendations of the Board of Directors, as outlined in this Proxy Statement. If any other proposals are brought before the meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the proxies.

Special Voting Procedures for Certain Current and Former Employees

      Many current and former employees of the Company have share balances in the D&B Common Stock Fund of the D&B or Moody’s Corporation Profit Participation Plan (collectively, the “PPP”). The voting procedures described above do not apply to these share balances. Instead, any proxy given by such an employee or former employee will serve as a voting instruction for the trustee of the PPP, as well as a proxy for any shares registered in that person’s own name (including shares acquired under the D&B Employee Stock Purchase Plan or otherwise). To allow sufficient time for voting by the trustee, PPP voting instructions must be received by May 16, 2003. If voting instructions have not been received by that date, the trustee will vote those PPP shares in the same proportion as the respective PPP shares for which it has received instructions, except as otherwise required by law.

Proxy Solicitation

      Directors, officers and employees of D&B may solicit proxies on behalf of the Company by communicating with shareholders personally or by telephone, facsimile, e-mail, telegraph or mail. D&B will pay all expenses related to such solicitations of proxies. D&B will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable out-of-pocket expenses.

Quorum and Voting Requirements

      D&B’s by-laws provide that a majority of the shares entitled to vote, whether present in person or represented by proxy, constitute a quorum at meetings of shareholders. Abstentions and broker “non-votes” are counted for purposes of establishing a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power for that particular matter. Brokers are permitted by the New York Stock Exchange to vote shares without instructions from the beneficial owners on routine matters such as the election of directors and the ratification of the selection of independent accountants.

      Election of directors (Proposal No. 1) shall be determined by a plurality of the voting power present in person or represented by proxy at the meeting (i.e., the nominees receiving the greatest number of votes will be elected). Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Thus, shares present at the meeting that are not voted for a particular nominee, shares present by proxy for which the shareholder properly withholds authority to vote for such nominees, and broker “non-votes” will not be counted towards such nominee’s achievement of a plurality.

      Ratification of the selection of independent accountants (Proposal No. 2) shall be determined by the affirmative vote of the majority of the voting power represented at the meeting and entitled to vote on the matter. If a shareholder abstains from voting or directs the shareholder’s proxy to abstain from voting on the matter, the shares are considered present at the meeting and entitled to vote on such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker “non-votes” are considered present at the meeting but not entitled to vote on such matter and, therefore, have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The members of the Board of Directors of D&B are classified into three classes, one of which is elected at each Annual Meeting of Shareholders to hold office for a three-year term and until successors of such class are elected and have qualified.

      Upon recommendation of the Board Affairs Committee, the Board of Directors has nominated Ms. Sandra E. Peterson, Mr. Michael R. Quinlan and Mr. Frederic V. Salerno for election as Class III Directors at the 2003 Annual Meeting for a three-year term expiring at the 2006 Annual Meeting of Shareholders.

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AS DIRECTORS.

Nominees for Class III Directors holding office for terms expiring at the 2006 Annual Meeting:

Sandra E. Peterson

Senior Vice President of Health Businesses
Medco Health Solutions, Inc.

Sandra E. Peterson, age 44, has served as a director of D&B since September 2002, and is a member of the Board Affairs and Compensation & Benefits Committees. Ms. Peterson has served as senior vice president of health businesses for Medco Health Solutions, Inc. (f.k.a. Merck-Medco Managed Care L.L.C.), a wholly-owned subsidiary of Merck & Co., the nation’s leading provider of high-quality, affordable prescription drug care, since April 2001. Prior to that, Ms. Peterson was senior vice president of marketing for Merck-Medco Managed Care L.L.C. from January 1999 to March 2001, and executive vice president of research and development of RJR Nabisco Holdings Group, Inc., from April 1996 to December 1998. Ms. Peterson is also a director of the following public company: Handleman Company.

Michael R. Quinlan

Chairman Emeritus
McDonald’s Corporation

Michael R. Quinlan, age 58, has served as a director of D&B since 1989, and is chairman of the Board Affairs Committee and a member of the Compensation & Benefits Committee. Mr. Quinlan is also the presiding director for the regularly scheduled executive sessions of outside directors. Mr. Quinlan served as a director of McDonald’s Corporation, a global food service retailer, from 1979 until his retirement in 2002. He was the chairman of the board of directors from March 1990 to May 1999. Mr. Quinlan also served as chief executive officer of McDonald’s from March 1987 through July 1998. Mr. Quinlan is also a director of the following public companies: May Department Stores Company and Warren Resources, Inc.

Frederic V. Salerno

Retired Vice Chairman and Chief Financial Officer
Verizon Communications, Inc.

Frederic V. Salerno, age 59, has served as a director of D&B since May 2002, and is a member of the Audit and Board Affairs Committees. Mr. Salerno served as vice chairman of Verizon Communications, Inc., a leading provider of high-growth communications services, from the time the company was formed by the Bell Atlantic/ GTE merger in June 2000 until September 2002, and also served as chief financial officer of Verizon from June 2000 to April 2002. Previously, Mr. Salerno served as vice chairman and chief financial officer of Bell Atlantic from August 1997 to May 2000. He was vice chairman of finance and business development of NYNEX from March 1994 to August 1997, and had previously served as vice chairman of NYNEX and president of worldwide services from March 1991 to March 1994. Mr. Salerno is also a director of the following public companies: Akamai Technologies, Inc., AVNET, Inc., Bear Stearns Companies Inc., Consolidated Edison, Inc. and its wholly-owned subsidiary Consolidated Edison Company of New York, Inc., Lynch Interactive Corporation and Viacom, Inc.

CONTINUING DIRECTORS

Class I Directors holding office for terms expiring at the 2004 Annual Meeting:

John W. Alden

Retired Vice Chairman
United Parcel Service, Inc.

John W. Alden, age 61, has served as a director of D&B since December 2002, and was elected as a member of the Compensation & Benefits Committee effective February 28, 2003. Mr. Alden served with United Parcel Service, Inc. (UPS), the largest express package carrier in the world, for 35 years. His most recent role was as vice chairman of the board of UPS from 1996 until his retirement in 2000. Mr. Alden is also a director of the following public companies: Barnes Group, Inc. and Silgan Holdings, Inc.

Allan Z. Loren

Chairman and Chief Executive Officer
The Dun & Bradstreet Corporation

Allan Z. Loren, age 64, has served as chairman and chief executive officer of D&B since October 2000, and as a director since May 2000. Mr. Loren also served as president of D&B from October 2000 to April 2002. He previously served as chairman and chief executive officer of the D&B operating company of Old D&B from May 2000 to September 2000. Before joining D&B, Mr. Loren served as executive vice president and chief information officer of the American Express Company from May 1994 to May 2000, and was also a member of that company’s Planning and Policy Committee. Before that, he served as president and chief executive officer of Galileo International from January 1991 to May 1994, and worked at Apple Computer from September 1987 to December 1990, starting as chief information officer and later serving as president of Apple Computer U.S.A. Mr. Loren does not serve on the board of any public companies other than D&B.

Victor A. Pelson

Senior Advisor
UBS Warburg LLC

Victor A. Pelson, age 65, has served as a director of D&B since April 1999, and is chairman of the Audit Committee and a member of the Compensation & Benefits Committee. Mr. Pelson has served as senior advisor for UBS Warburg LLC, an investment banking firm, and its predecessors since 1996. He was a director and senior advisor of Dillon Read at its merger in 1997 with SBC Warburg. Mr. Pelson was associated with AT&T from 1959 to 1996. At the time of his retirement from AT&T, Mr. Pelson was chairman of global operations and a member of the board of directors. Mr. Pelson is also a director of the following public companies: Acterna Corporation, Eaton Corporation and United Parcel Service.

Class II Directors holding office for terms expiring at the 2005 Annual Meeting:

Steven W. Alesio

President and Chief Operating Officer
The Dun & Bradstreet Corporation

Mr. Alesio, age 48, was named president and chief operating officer of D&B in May 2002, at which time he was also elected to D&B’s board of directors. Prior to that, he served as senior vice president of global marketing, strategy implementation, e-business solutions and Asia-Pacific/ Latin America from July 2001 to April 2002, with additional leadership responsibility for data and operations from February 2001 to April 2002. Mr. Alesio also previously served as D&B’s senior vice president of marketing, technology, communications and strategy implementation from January 2001 to June 2001. Before joining D&B, Mr. Alesio was with the American Express Company for 19 years, most recently serving as president and general manager of the business services group and as a member of that company’s Planning and Policy Committee, a position he held from January 1996 to December 2000. Mr. Alesio is also a director of the following public company: Overture Services, Inc.

Ronald L. Kuehn, Jr.

Chief Executive Officer and Chairman of the Board
El Paso Corporation

Ronald L. Kuehn, Jr., age 67, has served as a director of D&B since 1996, and is chairman of the Compensation & Benefits Committee and a member of the Audit Committee. Mr. Kuehn was appointed as chief executive officer and chairman of the board of El Paso Corporation, a diversified energy company, on March 12, 2003. He previously served as chairman of the board of directors of El Paso since its merger with Sonat Inc. in October 1999 until December 31, 2000. Prior to that, Mr. Kuehn was chairman, president and chief executive officer of Sonat Inc. from 1986 through October 1999. In addition to serving on the board of El Paso, Mr. Kuehn is also a director of the following public companies: AmSouth Bancorporation and Praxair, Inc.

Naomi O. Seligman

Senior Partner
Ostriker von Simson

Naomi O. Seligman, age 64, has served as a director of D&B since June 1999, and is a member of the Audit and Board Affairs Committees. Ms. Seligman has been a senior partner at Ostriker von Simson, consultants on information technology, since June 1999. Previously, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private-sector institution sponsored by one hundred CIOs from the largest companies in North America, Europe and Australia outside the computing and communications sectors. Ms. Seligman is also a director of the following public companies: Akamai Technologies, Inc., Martha Stewart Living Omnimedia, Inc., and Sun Microsystems, Inc.

BOARD MEETINGS AND COMMITTEES

      The Board of Directors of the Company held 11 meetings in 2002. No director attended fewer than 92% of the aggregate meetings of the Board and of the committees of the Board on which he or she served. The three committees of the Board are the Audit Committee, the Compensation & Benefits Committee and the Board Affairs Committee. All members of these committees are “independent” (as defined in the New York Stock Exchange listing standards).

      The Audit Committee consists of Messrs. Kuehn, Pelson (chairman) and Salerno and Ms. Seligman. The Audit Committee held nine meetings during 2002. As set forth in the charter adopted by the Audit Committee, the Committee’s primary function is to assist the Board in the oversight of: 1) the integrity of the financial statements of the Company, 2) the independent auditors’ qualifications and independence, 3) the performance of the Company’s internal audit function and independent auditors, and 4) the compliance by the Company with legal and regulatory requirements. A copy of the Audit Committee’s charter, which was adopted by the Board of Directors, is attached as Appendix A. The Report of the Audit Committee can be found on page 6 of this Proxy Statement.

      The Compensation & Benefits Committee consists of Messrs. Kuehn (chairman), Alden, Pelson and Quinlan and Ms. Peterson. The Compensation & Benefits Committee held five meetings during 2002. As set forth in the charter of the Compensation & Benefits Committee, the Committee has the authority to establish, change and revise all compensation arrangements for the chief executive officer and other executive officers of the Company and its subsidiaries. The Committee also initiates the evaluation of the chief executive officer’s performance and reviews with the chief executive officer the performance of other executive officers, determines awards under incentive compensation plans and administers the Company’s employee benefit plans. The Report of the Compensation & Benefits Committee can be found on pages 10 through 13 of this Proxy Statement.

      The Board Affairs Committee consists of Messrs. Quinlan (chairman) and Salerno, and Mss. Peterson and Seligman. The Board Affairs Committee held four meetings in 2002 and nominated the 2003 slate of directors. As set forth in the charter of the Board Affairs Committee, the Committee’s primary function is to recommend to the Board criteria regarding qualifications for Board membership and the size and composition of the Board, review the qualifications of candidates for Board membership, and recommend candidates to fill Board vacancies. The Committee also reviews the Company’s Corporate Governance Principles annually and initiates annual Board effectiveness discussions. Although the Board Affairs Committee has not adopted formal procedures for the submission of shareholders’ recommendations for nominees for Board membership, such recommendations may be made by submitting the names in writing to: Michael R. Quinlan, Chairman of the Board Affairs Committee, c/o The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708.

Report of the Audit Committee

      The membership of the Audit Committee fully complies with all current requirements of law and the rules of the Securities and Exchange Commission and the New York Stock Exchange. The Audit Committee selects the Company’s independent auditors. Management has the primary responsibility for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles and for ensuring that generally accepted auditing standards are met. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

      The Company restated its audited financial statements for the fiscal years ended December 31, 2001, 2000 and 1999, its selected financial data for 1998 and 1997, as well as quarterly results for the first three fiscal quarters of 2002. This non-cash restatement was made to correct timing errors in the recognition of some of the revenue associated with 14 of the Company’s 200+ products. This restatement reduced the total amount of revenue recognized during the period January 1, 1997, through September 30, 2002, by $32.3 million, or 0.4% of the revenue reported during that period, and reduced net income for the same period by $21.5 million, or 1.9%. In connection with the restatement, the Audit Committee held joint and independent discussions with management and the independent auditors regarding the matters that gave rise to the restatement.

      Management represented to the Audit Committee that the Company’s fiscal 2002 audited financial statements, its restated audited financial statements for fiscal years 1999 through 2001, its selected financial data for 1997 and 1998, and its unaudited financial statements for the quarters ended March 31, June 30 and September 30, 2002, were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these audited financial statements, selected financial data and unaudited quarterly financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee

Victor A. Pelson, Chairman

Ronald L. Kuehn, Jr.
Frederic V. Salerno
Naomi O. Seligman

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

      The following table shows the number of shares of the Company’s Common Stock beneficially owned by each of the directors and director nominees, each of the executive officers named in the Summary Compensation Table on page 14 of this Proxy Statement (the “named executive officers”), and all present directors and executive officers of D&B as a group, on April 7, 2003. The table also shows the names, addresses and share ownership of the only persons known to D&B to be the beneficial owners (the “Owners”) of more than 5% of the outstanding Common Stock. This information is based upon information furnished by each such person (or, in the case of the Owners, based upon public filings by such Owners with the Securities and Exchange Commission (the “SEC”)). Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. Percentages are based upon the number of shares of D&B Common Stock outstanding on April 7, 2003, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning “Stock Units,” the value of which is measured by the price of the Company’s Common Stock. Stock Units do not confer voting rights and are not considered “beneficially owned” shares under SEC rules.

	Aggregate Number of		D&B	Percent of
	Shares Beneficially		Stock	Shares
Name	Owned(a)(b)		Units	Outstanding

John W. Alden	0		1,261	*
Steven W. Alesio	87,238		0	*
Cynthia B. Hamburger	9,984		1,016	*
Ronald D. Klausner(c)	12,484		0	*
Ronald L. Kuehn, Jr.	21,959		12,366	*
Allan Z. Loren	1,444,426		0	1.94%
Sara Mathew	10,450		0	*
Victor A. Pelson	19,901	(d)	6,241	*
Sandra E. Peterson	0		1,432	*
Michael R. Quinlan	21,950		9,855	*
Frederic V. Salerno	2,030		2,608	*
Naomi O. Seligman	14,606		2,743	*
All directors and executive officers as a group (21 persons)	1,687,859		38,902	2.32%
Ariel Capital Management, Inc.	4,107,648	(e)	0	5.51%
200 E. Randolph Drive, Suite 2900 Chicago, Illinois 60601
Davis Selected Advisers L.P.	10,438,341	(f)	0	14.01%
2949 East Elvira Road, Suite 101 Tuscon, Arizona 85706
Harris Associates L.P. and its general partner, Harris Associates Inc.	6,357,255	(g)	0	8.53%
Two North LaSalle Street, Suite 500 Chicago, Illinois 60602-3790
Harris Associates Investment Trust, 36-3764846 series designated The Oakmark Select Fund	4,534,900	(h)	0	6.09%
Two North LaSalle Street, Suite 500 Chicago, Illinois 60602-3790
The Governor and Company of the Bank of Ireland, and related entities, as group(i)	5,318,277	(j)	0	7.14%
Lower Baggot Street Dublin 2, Ireland

*	Represents less than 1% of the Company’s outstanding Common Stock.

(a)	Includes shares of restricted Common Stock as follows: Mr. Alesio, 55,350; Ms. Hamburger, 8,690; Mr. Loren, 191,420; Ms. Mathew, 10,170; Mr. Pelson, 349; Ms. Seligman, 349; and group, 286,618.

(b)	Includes the maximum number of shares of Common Stock that may be acquired within 60 days of April 7, 2003, upon the exercise of vested stock options as follows: Mr. Kuehn, 21,232; Mr. Loren, 1,250,000; Mr. Pelson, 16,552; Mr. Quinlan, 21,232; Mr. Salerno, 2,030; Ms. Seligman, 14,052; and group, 1,340,351.

(c)	Mr. Klausner resigned from all positions with the Company effective March 31, 2003.

(d)	Includes 3,000 shares as to which Mr. Pelson has shared voting and shared dispositive power.

(e)	Ariel Capital Management, Inc. (“Ariel”), filed an amended Schedule 13G with the SEC on February 4, 2003, on behalf of John W. Rogers, Jr. (“Mr. Rogers”), as chairman and chief executive officer of Ariel. This Schedule 13G reported that Ariel, a registered investment adviser, had sole voting power over 2,993,809 shares and sole dispositive power over 4,056,401 shares. Mr. Rogers disclaims beneficial ownership of all such 4,107,648 shares held by Ariel.

(f)	Davis Selected Advisers L.P. (“Davis”) filed a Schedule 13G with the SEC on February 19, 2003. This Schedule 13G reported that Davis, a registered investment adviser, had sole voting and dispositive power over 10,438,341 shares.

(g)	Harris Associates L.P. (“Harris”) and its sole general partner, Harris Associates Inc. (“Harris Associates”), jointly filed an amended Schedule 13G with the SEC on February 14, 2003. This Schedule 13G shows that Harris, a registered investment adviser, and Harris Associates each had shared voting power over 6,357,255 shares, sole dispositive power over 1,822,355 shares and shared dispositive power over 4,534,900 shares. Included in the shares beneficially owned by Harris and Harris Associates are 4,534,900 shares also reported as beneficially owned by Harris Associates Investment Trust (“Harris Trust”) (see footnote (h) below). Harris serves as investment adviser to the Harris Trust.

(h)	Harris Trust, 36-3764846 series designated The Oakmark Select Fund (the “Fund”) filed an amended Schedule 13G with the SEC on February 14, 2003. This Schedule 13G shows that the Fund, an investment company, had shared voting and dispositive power over 4,534,900 shares.

(i)	The address of IBI Interfunding (“IBI”) is the same as The Governor and Company of the Bank of Ireland (the “Bank of Ireland”). The address of BancIreland/ First Financial, Inc. (“BancIreland”) is Junction Marketplace #27, 1011 N. Main Street, White River Junction, VT 05501. The address of BIAM (US) Inc. is Liberty Park #15, 282 Route 101, Amherst, NH 03110. The address of Iridian Asset Management LLC (“Iridian”), COLE Partners LLC (“COLE”), Iridian Private Business Value Equity Fund, L.P. (“Iridian Private Business”), David L. Cohen (“Cohen”) and Harold J. Levy (“Levy”) is c/o Iridian Asset Management LLC, 276 Post Road West, Westport, CT 06880-4704.

(j)	The Bank of Ireland, IBI, BancIreland, BIAM (US) Inc., Iridian, COLE, Iridian Private Business, Cohen and Levy jointly filed an amended Schedule 13G with the SEC on February 11, 2003. This Schedule 13G reported that, (i) Iridian, a registered investment adviser, investment adviser for Iridian Private Business and sole member of COLE; BIAM (US) Inc., the controlling member of Iridian; BancIreland, the sole shareholder of BIAM (US) Inc.; IBI, the sole shareholder of BancIreland; and Bank of Ireland, the sole shareholder of IBI, each had shared voting and dispositive power over 5,318,277 shares; (ii) COLE, the sole general partner of Iridian Private Business, and Iridian Private Business each had shared voting and dispositive power over 152,750 shares; and (iii) Cohen and Levy, as joint Chief Investment Officers of Iridian, each had shared voting and dispositive power over 5,566,227 shares. Of the 5,566,227 shares reported to be beneficially owned by each of Cohen and Levy, 247,950 of such shares are held by First Eagle Fund of America (“First Eagle”), an open-end non-diversified mutual fund, which is a separate series or portfolio of First Eagle Trust, a registered investment company, and may be deemed to be beneficially owned by each of Cohen and Levy by virtue of their ability to exercise voting and dispositive power over shares held by First Eagle. Cohen and Levy disclaim beneficial ownership of the shares held by First Eagle for all other purposes. Cohen and Levy disclaim beneficial ownership of the remaining 5,318,277 shares.

FINANCIAL PERFORMANCE COMPARISON GRAPH*

SINCE OCTOBER 3, 2000

      In accordance with SEC rules, the graph below compares the Company’s cumulative total shareholder return against the cumulative total return of the Standard & Poor’s MidCap 400 Index and a published industry index starting on October 3, 2000, the date on which the Company’s Common Stock commenced regular-way trading on the New York Stock Exchange after the Spin-Off. In the Company’s Proxy Statement for the 2002 Annual Shareholders’ Meeting, the S&P MidCap Commercial Services—Specialized Index was used as the published industry index because it was a subset of the S&P 400 MidCap Index that included companies that provide business-to-business services. S&P discontinued the MidCap Commercial Services—Specialized Index as of December 31, 2001, and replaced it with a new index, the S&P MidCap Diversified Commercial Services—Specialized Index. This new index also includes companies that provide business-to-business services. Both indexes are shown below.

*	Assumes $100 invested on October 3, 2000, and reinvestment of dividends.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Audit Committee of the Board of Directors of D&B has appointed PricewaterhouseCoopers LLP as independent accountants to audit the consolidated financial statements of the Company for the year 2003. Although shareholder approval of this appointment is not required, the Audit Committee and the Board of Directors believe that submitting the appointment to the shareholders for ratification is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will review its future selection of independent accountants.

      PricewaterhouseCoopers LLP acted as independent accountants for the year 2002. In addition to its audit of the Company’s consolidated financial statements, PricewaterhouseCoopers LLP also performed statutory audits required by certain international jurisdictions, audited the financial statements of various benefit plans of the Company, and performed certain non-audit services. Fees for these services are described below.

      A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting. Such representative will have the opportunity to make a statement, if he or she so desires, and is expected to be available to respond to questions.

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

Fees Paid to Independent Accountants

      The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the last two fiscal years are as follows:

	Fiscal Year Ended
	December 31,

	2002	2001

	(In thousands)
Audit Fees(1)	$1,975	$1,577
Audit Related Fees(2)	442	1,180
Tax Fees(3)	1,575	830
All Other Fees	—	—

Total Fees	$3,992	$3,587

(1)	2002 includes $347,000 for work associated with the restatement of the Company’s financial statements as described in the Report of the Audit Committee, on page 6 of this Proxy Statement.

(2)	Consists primarily of fees for audit of the Company’s employee benefit plans, consultation on financial accounting and reporting standards, and due diligence on acquisitions and dispositions.

(3)	Consists primarily of foreign and domestic tax planning, and structuring and assistance in the preparation and reviews of the Company’s foreign income tax returns.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Report of the Compensation & Benefits Committee

Overview of Executive Compensation Philosophy and Program

      The Compensation & Benefits Committee has responsibility for establishing the compensation of the Company’s executive officers, including Allan Z. Loren, its chairman and chief executive officer. The Committee consists entirely of independent, non-employee directors. The Committee meets regularly to review and administer the executive compensation program to ensure that it continues to support the Company’s Blueprint for Growth strategy.

      The Company’s 2002 executive compensation program was designed to:

•	Attract, motivate and retain top leadership by providing a total compensation opportunity that is competitive with the Company’s market for executive talent;

•	Strengthen the relationship between pay and Company performance and the alignment of executive and shareholder interests; and

•	Reinforce behaviors that are consistent with the Company’s strategy to build a “Winning Culture” in order to drive superior execution of its business plan.

      To meet these objectives, the 2002 compensation program for executive officers consisted of the following three components:

•	Base Salaries. In setting the executive officers’ base salaries, a variety of factors were considered, including: individual performance, competencies, skills and prior experience; scope of responsibility and accountability within the organization; and pay levels in the compensation comparison group (i.e., a select group of companies in business information and technology services as provided by an independent third-party consulting organization).

•	Annual Cash Incentives. Through annual cash incentives, a significant portion of total 2002 cash compensation was “at risk” since payment was based on performance against predetermined annual goals. These goals, or performance measures, were set early in the year by the Committee after a detailed review by the Board of Directors of the 2002 business plan. Minimum, target and maximum levels of performance were established for each performance goal. Under this program, a full bonus is earned for a measure if the target is achieved. Achievement below the target results in a smaller or zero bonus for that measure; achievement above the target yields a larger bonus. No bonus is earned for performance below the minimum level. The performance measures for 2002 were apportioned into two key categories: 70% was apportioned to the financial goals of earnings per share (“EPS”) and revenue growth; and 30% was apportioned to leadership, which comprises three key components: employee satisfaction (the employee satisfaction index as measured by the Company’s Winning Culture Survey, which gauges employee perspectives in a number of important areas such as leadership, strategy and work environment); customer satisfaction (as measured by the Company’s Customer Satisfaction Survey); and an individual’s overall leadership competency rating.

Payouts under the Company’s bonus plan for executive officers and other bonus plan participants are subject to two potential adjustments. The first is the chairman of the board’s discretionary adjustment of +/-20% based on individual performance relative to the Company’s Leadership Model. The second is the Company Scorecard adjustment, which can increase or decrease the size of the total bonus pool. This adjustment is designed to ensure that the sum of individual bonus payouts reflect overall Company results. The Company Scorecard is based on internal performance measures such as revenue growth, earnings per share, operating income, customer and employee satisfaction, and implementation of the Company’s financial flexibility program, as well as qualitative assessments by the Compensation & Benefits Committee of the challenges in the marketplace, including the economy, the Company’s performance relative to other companies during 2002 and the Company’s performance relative to external guidance to shareholders.

•	Long-term Incentives. Through the long-term incentive program, over half of the total compensation opportunity provided to executive officers was equity-based (i.e., stock options). This emphasis on equity compensation reflects the Committee’s view that there should be a close alignment between executive rewards and shareholder value creation.

Company Performance

      In linking pay to performance, the Committee determined that the most important measure of Company performance for the Company’s executive officers is the increase in long-term shareholder value, evidenced through improvements in EPS and core revenue growth, and supported by improvements in customer satisfaction, employee satisfaction and leadership. For other bonus plan participants, the Committee also established goals linked to the Company’s Blueprint for Growth strategy that it believed were critical in increasing the longer-term value of the Company to its shareholders, such as operating income. For bonus plan purposes, EPS growth and revenue growth were calculated in the same manner communicated to shareholders in connection with the Company’s 2002 EPS and revenue growth guidance given to investors. Namely, revenue growth was calculated before the effects of foreign exchange and excluding the revenue of non-core, divested businesses. EPS growth was calculated before restructuring charges, whether recurring or non-recurring, and certain other items that management does not consider to reflect the Company’s underlying business performance. Management refers to these restructuring charges and other items as non-core gains and charges.

      In 2002, overall Company results against these various performance measures were as follows:

•	EPS growth of 26%, which was above the external guidance of 22% to 24%[1];

•	Revenue growth of 3%, which met the external guidance of 3%[2];

•	Employee satisfaction index as measured by the Winning Culture Survey decreased two percentage points, but was within the range of scores set for target; and

•	Customer satisfaction as measured by the Company’s Customer Satisfaction Survey increased three percentage points, which was below the target set by the Committee.

      Based on these results, the net impact of individual chairman’s adjustments, and an increase in the bonus pool resulting from the qualitative performance assessments made by the Committee referred to above (see “Annual Cash Incentives”), total bonus recommendations were made at 98.7% of target opportunities and resulted in the 2002 compensation awards for executive officers shown in the Summary Compensation Table that follows this report.

Compensation of the Chairman and Chief Executive Officer

      Total Cash Compensation. Allan Z. Loren, the Company’s chairman and chief executive officer, received a salary of $700,000 in 2002. Mr. Loren had a target annual cash incentive opportunity of 115% of base salary, or $805,000. Mr. Loren’s target annual cash incentive opportunity was apportioned 35% to EPS, 35% to revenue growth, 10% to the results of the Company’s Customer Satisfaction Survey, 10% to improvements in the employee satisfaction index as measured by the Company’s Winning Culture Survey and 10% to his individual leadership rating. Based on performance against these criteria, and the Company’s strong results relative to external guidance in an uncertain and challenging market, Mr. Loren’s bonus award was $975,000, representing 121.1% of his 2002 target annual cash incentive opportunity.

1.	The Company achieved 2002 reported EPS growth of 2%. See Schedule I to this Proxy Statement for a quantitative reconciliation of reported EPS to EPS before non-core gains and charges for the 2002 and 2001 years. See “Item 1. Business — How We Evaluate Our Performance” in the Company’s Form 10-K for the year ended December 31, 2002 for a discussion of why the Company uses EPS before non-core gains and charges and why management believes this measure provides useful information to investors.

2.	The Company achieved 2002 total revenue decline of 2%. See Schedule II to this Proxy Statement for a quantitative reconciliation of total revenue to core revenue for the 2002 and 2001 years, as well as the effects of foreign exchange on the 2002 core revenue growth rate. See “Item 1. Business — How We Evaluate Our Performance” in the Company’s Form 10- K for the year ended December 31, 2002 for a discussion of why the Company uses core revenue growth before the effects of foreign exchange and why management believes this measure provides useful information to investors.

      Long-term Compensation. Approximately 79% of Mr. Loren’s 2002 target total compensation (i.e., base salary plus annual cash incentive opportunity plus the value of longer-term grants) consisted of equity-based awards. A grant to Mr. Loren of 250,000 stock options was approved by the Committee effective December 19, 2001, after consideration of performance and pay positioning versus the Company’s compensation comparison group. The Committee considered this option grant to be part of Mr. Loren’s 2002 compensation. Mr. Loren did not receive any other equity-based awards during 2002.

Executive Stock Ownership Guidelines

      In 2002, the Company adopted stock ownership guidelines whereby executive officers and other members of senior management are expected to acquire over time a minimum amount of Common Stock. These amounts are 100,000 shares for the chairman and chief executive officer (about five times salary), 30,000 shares (about three times average salary) for the Leadership Team (i.e., senior executives who report directly to the chairman and chief executive officer or president and chief operating officer), and 5,000 shares (about one times average salary) for other participants in the program. The establishment of these guidelines is another component of the Company’s efforts to link the interests of executives and shareholders.

Tax Deductibility

      Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the Company’s chairman and chief executive officer or to any of the Company’s four highest-paid other executive officers unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and its executive officers in its review and establishment of compensation programs and payments, but has determined that it will not necessarily seek to limit compensation to that deductible under Section 162(m).

Compensation & Benefits Committee

Ronald L. Kuehn, Jr., Chairman

Victor A. Pelson
Sandra E. Peterson
Michael R. Quinlan

Summary Compensation Table

					Long-Term Compensation

					Awards
		Annual Compensation					Payouts
						Securities
				Other	Restricted	Underlying	Long-Term
				Annual	Stock	Options/	Incentive	All Other
		Salary	Bonus	Compensation	Award(s)	SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)(4)	($)(5)	($)(6)

Allan Z. Loren(7)	2002	700,000	975,000	0	0	0	0	79,854
Chairman and Chief Executive	2001	700,000	1,275,000	147,275	0	250,000	0	60,225
Officer	2000	413,194	827,900	299,825	2,282,813	1,250,000	0	11,881
Steven W. Alesio(8)	2002	500,000	560,625	0	0	46,800	0	30,309
President and Chief Operating	2001	490,530	495,000	0	960,000	428,200	0	12,332
Officer
Sara Mathew(9)	2002	375,000	351,000	0	0	0	0	28,225
Senior Vice President and	2001	138,021	248,500	165,628	0	175,000	0	6,136
Chief Financial Officer
Ronald D. Klausner(10)	2002	340,452	388,500	0	0	30,000	0	33,031
Senior Vice President,	2001	260,000	253,000	0	0	42,700	267,565	28,831
U.S. Sales	2000	228,090	307,537	0	0	47,650	126,474	11,708
Cynthia B. Hamburger(11)	2002	350,000	351,000	0	0	0	0	38,977
Senior Vice President and	2001	275,758	530,000	0	0	160,500	0	14,766
Chief Technology Officer

(1)	The bonus amounts shown were earned with respect to each year indicated and paid in the following year. Mr. Loren’s 2001 bonus amount of $1,275,000 includes the 2002 installment of his sign-on bonus of $700,000, plus a performance-based bonus of $575,000. Included in Mr. Loren’s 2000 bonus amount of $827,900 is the 2001 installment of his sign-on bonus of $460,400 plus a performance-based bonus of $367,500. Ms. Mathew’s 2002 and 2001 bonus amounts each include a sign-on bonus of $100,000. Mr. Klausner’s 2000 bonus amount includes his 2000 bonus of $251,620 plus his 2000 performance cash award of $55,917. Ms. Hamburger’s 2001 bonus amount includes a sign-on bonus of $200,000.

(2)	The amounts shown for Mr. Loren include: personal use of automobile (2001 — $25,538; 2000 — $12,937), temporary housing and relocation allowance (2001 — $67,650; 2000 — $154,738) and taxes related to the foregoing (2001 — $54,087; 2000 — $132,150). The amounts shown for Ms. Mathew include: temporary housing and relocation allowance (2001 — $98,500) and taxes related to the foregoing (2001 — $67,128).

(3)	Amounts shown represent the dollar value of restricted stock on the date of grant, if any. On May 30, 2000, Mr. Loren was granted 75,000 shares of restricted Common Stock of Old D&B. In connection with the Spin-Off, these shares were canceled and replaced with 151,930 shares of restricted Common Stock of the Company. Mr. Loren’s restricted stock will vest in full on May 30, 2003. Mr. Alesio’s restricted stock will vest in full on January 8, 2004. The number and value of the aggregate restricted stock holdings of the named executive officers at December 31, 2002 were: Ms. Mathew, Mr. Klausner, and Ms. Hamburger — none; Mr. Loren — 151,930 shares ($5,240,066), and Mr. Alesio — 40,000 shares ($1,379,600). The terms of the grant provide for the payment of dividends at the same rate established from time to time for the Common Stock. The Company does not intend to pay dividends on its Common Stock in the foreseeable future but may consider paying dividends in the future if certain changes to the tax laws proposed by the Bush administration are adopted.

(4)	Amounts shown represent the number of non-qualified stock options granted each year. In accordance with his employment agreement, on May 30, 2000, Mr. Loren was awarded an option to purchase 500,000 shares of Common Stock of Old D&B. In connection with the Spin-Off, this grant was canceled and replaced with a grant to purchase 1,012,867 shares of Common Stock of D&B, which is included in the 2000 total amount for Mr. Loren. Limited SARs were granted in tandem with all options awarded to executive officers.

Stock options ordinarily granted in December 2002 were deferred pending a review of the Company’s overall investments in compensation in connection with the development of the Company’s 2003

Business Plan. Following approval of the 2003 Business Plan, on February 12, 2003, each of the above named executives was awarded an option to purchase the following: Mr. Loren — 236,500 shares; Mr. Alesio — 97,500 shares; Ms. Mathew — 56,500 shares; Mr. Klausner — 40,200 shares; and Ms. Hamburger — 48,300 shares.

(5)	Other than Mr. Klausner, no named executive officer received any Long-Term Incentive Payouts. In connection with the Spin-Off, the 1999-2000 performance share opportunity to earn shares of Common Stock of Old D&B was canceled and replaced with the opportunity to earn shares of Common Stock of D&B and the cash value of Moody’s Corporation Common Stock equivalents. The 2001 amount shown includes the dollar value of shares of D&B Common Stock granted ($67,010) and the cash value paid on the Moody’s Corporation Common Stock equivalents ($150,555) in February 2001, based on the achievement of cumulative 1999–2000 performance goals, and a payment under the Retention Incentive Program ($50,000) in October 2001 for satisfying the conditions of the program. The 2000 amount shown represents the dollar value of shares of Common Stock of Old D&B granted in February 2000, based on the achievement of cumulative 1998–1999 performance goals.

(6)	Amounts shown represent aggregate annual Company contributions for the account of each named executive officer under the Dun & Bradstreet Profit Participation Plan (“PPP”) and the Profit Participation Benefit Equalization Plan (“PPBEP”), which plans are open to substantially all employees of the Company and certain subsidiaries. The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified plan that provides benefits to participants in the PPP equal to the amount of Company contributions that would have been made to the participants’ PPP accounts but for certain Federal tax laws.

(7)	The 2000 salary and bonus for Mr. Loren represent the amount earned from his date of employment, May 30, 2000.

(8)	The 2001 salary for Mr. Alesio represents the amount earned from his date of employment, January 8, 2001.

(9)	The 2001 salary for Ms. Mathew represents the amount earned from her date of employment, August 20, 2001.

(10)	Mr. Klausner resigned from all positions with the Company effective March 31, 2003.

(11)	The 2001 salary for Ms. Hamburger represents the amount earned from her date of employment, March 19, 2001.

Option/ SAR Grants in Last Fiscal Year

	Number of
	Securities	% of Total
	Underlying	Options/ SARs	Exercise
	Options/ SARs	Granted to	or Base		Grant Date
	Granted	Employees in	Price	Expiration	Present Value
Name	(#)(1)(2)	Fiscal Year	($/Share)	Date	($)(3)

Allan Z. Loren	0	—	—	—	—
Steven W. Alesio	46,800	9.91%	34.6050	06/19/12	549,994
Sara Mathew	0	—	—	—	—
Ronald D. Klausner	30,000	6.36%	34.6050	06/19/12	352,560
Cynthia B. Hamburger	0	—	—	—	—

(1)	With the exception of Messrs. Alesio and Klausner, no other executive officer named in the Summary Compensation Table received a stock option grant during 2002. All options become exercisable in three equal annual installments commencing on the third anniversary of the grant. However, in the case of certain predefined events, as described in Mr. Alesio’s employment agreement, the vesting of a portion of his options may be accelerated on a pro rata basis.

All option grants were made in tandem with limited SARs. Limited SARs are exercisable only if and to the extent that the related option is exercisable and are exercisable only during the 30-day period following the acquisition of at least 20% of the outstanding Common Stock pursuant to a tender or exchange offer not made by the Company. Each limited SAR permits the holder to receive cash equal to the excess over the related option exercise price of the highest price paid pursuant to a tender or exchange offer for Common Stock that is in effect at any time during the 60 days preceding the date upon which the limited SAR is exercised. Limited SARs can be exercised regardless of whether the Company supports or opposes the offer.

(2)	Stock options ordinarily granted in December 2002 were deferred pending a review of the Company’s overall investments in compensation in connection with the development of the Company’s 2003 Business Plan. Following approval of the 2003 Business Plan, on February 12, 2003, each of the above named executives was awarded an option to purchase the following: Mr. Loren — 236,500 shares; Mr. Alesio — 97,500 shares; Ms. Mathew — 56,500 shares; Mr. Klausner — 40,200 shares; and Ms. Hamburger — 48,300 shares.

(3)	The grant date present value is based on the Black-Scholes option valuation model, which makes the following assumptions: an expected stock-price volatility factor of 30%; a risk-free rate of return of 4.08%; a dividend yield of 0.0%; and a weighted average exercise date of five years.

These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options/ SARs at Fiscal		Options/SARs at Fiscal
	Acquired on	Value	Year-End (#)		Year-End ($)(2)
	Exercise	Realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Allan Z. Loren	0	0	0	1,500,000	0	22,237,960
Steven W. Alesio	0	0	0	475,000	0	3,156,360
Sara Mathew	0	0	0	175,000	0	235,125
Ronald D. Klausner	454	11,410	21,155	131,786	481,462	766,154
Cynthia B. Hamburger	0	0	0	160,500	0	642,000

(1)	Amounts shown represent the value realized upon the exercise of options during 2002, which equals the difference between the exercise price of the options and the average of the high and low market price of the underlying D&B Common Stock on the exercise date.

(2)	The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price of the underlying D&B Common Stock of $34.49 on December 31, 2002. Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price of the option.

Retirement Benefits

      The following table sets forth the estimated aggregate annual benefits payable under D&B’s Retirement Account Plan, Pension Benefit Equalization Plan (“PBEP”) and Supplemental Executive Benefit Plan (“SEBP”), as in effect during 2002 to persons in specified average final compensation and credited service classifications upon retirement at age 65. Amounts shown in the table include U.S. Social Security benefits that would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 20 years.

	Estimated Aggregate Annual Retirement Benefit
	Assuming Final Credited Service of:
Average Final
Compensation	5 years	10 years	15 Years	20 Years	25 Years

$ 500,000	$100,000	$200,000	$250,000	$300,000	$300,000
550,000	110,000	220,000	275,000	330,000	330,000
600,000	120,000	240,000	300,000	360,000	360,000
650,000	130,000	260,000	325,000	390,000	390,000
700,000	140,000	280,000	350,000	420,000	420,000
750,000	150,000	300,000	375,000	450,000	450,000
850,000	170,000	340,000	425,000	510,000	510,000
950,000	190,000	380,000	475,000	570,000	570,000
1,000,000	200,000	400,000	500,000	600,000	600,000
1,100,000	220,000	440,000	550,000	660,000	660,000
1,200,000	240,000	480,000	600,000	720,000	720,000
1,250,000	250,000	500,000	625,000	750,000	750,000
1,300,000	260,000	520,000	650,000	780,000	780,000

      The number of full years of credited service under the plans for Mr. Loren, Mr. Alesio, Ms. Mathew, Mr. Klausner and Ms. Hamburger are 3, 2, 2, 28 and 2, respectively.

      Compensation, for the purpose of determining retirement benefits, consists of salary, wages, regular cash bonuses, commissions and overtime pay. Severance pay, contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table, on page 14 of this Proxy Statement, are normally not paid until the year following the year in which they are accrued and expensed. Therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year, but paid in the current year, are part of retirement compensation in the current year, and the current year’s bonuses accrued and included in the Summary Compensation Table are not.

      For the reasons discussed above, compensation for determining retirement benefits for the named executive officers differed by more than 10% from the amounts shown in the Summary Compensation Table. 2002 compensation for purposes of determining retirement benefits for Mr. Loren, Mr. Alesio, Ms. Mathew, Mr. Klausner and Ms. Hamburger was $1,275,000, $995,000, $523,500, $593,452 and $680,000, respectively.

      Average final compensation is defined as the highest average annual compensation during five consecutive 12-month periods in the last ten consecutive 12-month periods of the member’s credited service. Members vest in their accrued retirement benefit upon completion of five years of service. The benefits shown in the table above are calculated on a straight-life annuity basis.

      The Retirement Account Plan, together with the PBEP, provides retirement income based on a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service. Amounts allocated also receive interest credits based on the average yield on 30-year Treasuries, with a minimum compounded annual interest credit rate of 3%.

      The SEBP provides retirement benefits in addition to the benefits provided under the Retirement Account Plan and the PBEP. The SEBP has the effect of increasing the retirement benefits under the Retirement Account Plan and the PBEP to the amounts shown in the preceding table. The SEBP provides maximum benefits after 20 years.

Employment, Change-in-Control, Severance and Deferral Arrangements

Employment Arrangements

      On May 15, 2000, Old D&B entered into an employment agreement with Mr. Loren that was assigned to the Company in connection with the Spin-Off. The agreement was amended in February 2002. The term of the amended employment agreement ends on May 30, 2005. The amended employment agreement provides that Mr. Loren will serve as chief executive officer and chairman of the Board of Directors of the Company. It also provides for an annual base salary of $700,000 and sign-on bonuses of $460,400 (paid in January 2001) and $700,000 (paid in January 2002). Mr. Loren is also entitled to an annual bonus if certain performance criteria are attained. The amended employment agreement provides that the target bonus for fiscal year 2002 will equal 115% of his annual base salary, with a maximum annual bonus of 200% of his annual base salary. The minimum target bonus for each fiscal year after 2002 will be the greater of $805,000 or 100% of his annual base salary. Upon the commencement of his employment, Mr. Loren was granted a stock option to purchase 500,000 shares of Old D&B Common Stock and 75,000 shares of Old D&B restricted Common Stock. As of the Spin-Off, this stock option was canceled and replaced with a stock option to purchase 1,012,867 shares of Common Stock of the Company, and the grant of restricted stock was canceled and replaced with a grant of 151,930 shares of restricted Common Stock of the Company. Subject to Mr. Loren’s continued employment, both the stock option and the restricted stock vest on May 30, 2003. However, if Mr. Loren is terminated by the Company without cause (as defined in the amended employment agreement), terminates his employment for good reason (as defined in the amended employment agreement), dies or becomes disabled, or a change in control of the Company occurs, the stock option and the restricted stock will immediately vest. In addition, if Mr. Loren’s employment is terminated by the Company without cause or Mr. Loren terminates his employment for good reason, Mr. Loren will be entitled to continued payment of his annual base salary until May 30, 2005, and, to the extent not previously paid, his sign-on bonuses and his target bonuses for each fiscal year through fiscal year 2005 (prorated for the partial year), but in no event will Mr. Loren receive less than $805,000.

      On January 8, 2001, the Company entered into an employment agreement with Mr. Alesio, which began on January 8, 2001, and ended on July 8, 2002. On July 8, 2002, the Company entered into a new employment agreement with Mr. Alesio, which began on July 8, 2002, and ends on July 8, 2005. The new employment agreement provides that Mr. Alesio will serve as president and chief operating officer of the Company as well as a member of the Board of Directors of the Company. It also provides for an annual base salary of $500,000 and an annual bonus if certain performance criteria are attained. The maximum annual bonus for each fiscal year will be 200% of his annual base salary and will be based on performance goals in excess of estimated performance by the Company. The target bonus for each fiscal year will be at least 100% of his annual base salary. Upon commencement of his employment, Mr. Alesio was granted a stock option to purchase 300,000 shares of D&B Common Stock and 40,000 restricted shares of D&B Common Stock. Subject to Mr. Alesio’s continued employment, the option vests in three equal installments on January 8, 2004, 2005 and 2006, and the restricted stock vests on January 8, 2004. If Mr. Alesio is terminated by the Company without cause (as defined in the new employment agreement) or terminates his employment for good reason (as defined in the new employment agreement), Mr. Alesio will be entitled to a lump-sum payment equal to the sum of his annual base salary and target annual bonuses through July 8, 2005, an enhanced benefit under the Company’s Supplemental Executive Benefit Plan, as well as special pro rata accelerated vesting of stock options previously granted to him.

Change-in-Control Arrangements

      The Company has entered into agreements with the executive officers named in the Summary Compensation Table, on page 14 of this Proxy Statement, providing for certain benefits upon actual or constructive termination of employment in the event of a change in control of the Company. If, following a change in control, the executive is terminated other than for cause or by reason of death, disability or normal retirement, or the executive terminates employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), the executive shall be entitled to receive: (i) a lump-sum payment equal to three times the sum of salary plus the annual target bonus then in effect; (ii) continuation of welfare benefits and certain perquisites for three years; (iii) retiree medical and life insurance benefits starting at age 55; (iv) outplacement consulting in the amount of 20% of the sum of salary plus the annual target bonus then in effect, but not exceeding $100,000; (v) immediate vesting of certain entitlements; (vi) a prorated annual target bonus for the year in which the change in control occurs and a full target bonus for all other bonus plans in effect at the time of termination; and (vii) payment of any excise taxes due in respect of the foregoing benefits.

Severance Arrangements

      The Company has adopted an Executive Transition Plan (“ETP”) that provides severance benefits for the Company’s chief executive officer and other designated executives. The ETP currently provides for the payment of severance benefits if an eligible executive’s employment terminates by reason of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed resignation. In the event of an eligible termination, the executive will be paid 104 weeks of salary continuation and (unless the executive’s employment is terminated by the Company for unsatisfactory performance) the executive’s guideline annual bonus opportunity for the year of termination, payment of which will be prorated annually over a period equal to the number of weeks of salary continuation. Salary continuation is payable at the times the executive’s salary would have been paid if employment had not terminated. In addition, the executive will receive continued medical, dental and life insurance benefits during the salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by the Company. Except in the case of a termination by the Company for unsatisfactory performance, the executive also will receive: (i) a prorated portion of the actual bonus for the year of termination that would have been payable to the executive under the annual bonus plan in which the executive is participating; (ii) cash payments equal in value to a prorated portion of any “performance-based awards” under the Company’s stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and (iii) financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to the termination of employment. The ETP gives the Company’s chief executive officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the ETP, other than the chief executive officer; the Compensation & Benefits Committee of the Company has this discretion with respect to the chief executive officer.

      Executive officers who do not participate in the ETP are eligible for severance benefits under the Company’s Career Transition Plan (“CTP”). The CTP generally provides for the payment of benefits if an eligible executive’s employment terminates by reason of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed resignation. In the event of an eligible termination, an executive officer will be paid 52 weeks of salary continuation (26 weeks if the executive is terminated by the Company for unsatisfactory performance), payable at the times the executive’s salary would have been paid if employment had not terminated. For this purpose, salary consists of the executive’s annual base salary at the time of termination. In addition, the executive will receive continued medical, dental and life insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by the Company. Except in the case of a termination by the Company for unsatisfactory performance, the executive also will receive: (i) a prorated portion of the actual bonus for the year of termination that would have been payable to the executive under the annual bonus plan in which the executive is participating, provided that the executive was employed for at least six full months during the calendar year of termination; (ii) cash payments equal in value to a prorated portion of any “performance-based awards” under the Company’s stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and (iii) financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment. The CTP gives the Company’s chief executive officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the CTP.

      Mr. Loren has waived participation in both the ETP and CTP, subject to the provisions of his employment agreement with the Company described above. Mr. Alesio’s employment agreement provides for his severance arrangements. All other executive officers named in the Summary Compensation Table, on page 14 of this Proxy Statement, currently participate in the CTP.

Deferral Program

      During 2002, the Company adopted a Key Employees’ Nonqualified Deferred Compensation Plan under which executives may defer part of their current salary, annual cash incentive and certain cash-based long-term incentives to a later date. Under this program, executives have the opportunity to earn tax-deferred appreciation based on the performance of the investment funds offered in the Company’s Profit Participation Plan.

Compensation of Directors

      Only non-employee directors receive compensation for serving on the Board.

      The Company’s 2002 non-employee director compensation program consists of equity-based awards and cash, with equity representing at least 75% of total targeted compensation. Each non-employee director receives an annual grant of stock options with a nominal grant value (based on a Black-Scholes methodology) of $80,000 and an annual retainer of $75,000. $40,000 of the annual retainer is paid in restricted share units (payable in shares of Common Stock upon vesting) and the balance in cash. Committee chairpersons receive $5,000 annual cash retainers. No separate fees are paid for attendance at Board or Committee meetings. Directors may elect to convert Committee chairperson retainers and the cash portion of their annual retainers into additional restricted share units at a 10% conversion premium or defer such cash amounts in the directors’ deferred compensation plan. In addition, each new non-employee director receives a one-time stock option grant with a nominal value of $35,000 upon his or her appointment to the Board.

      Non-employee directors are also provided other benefits by the Company during their tenure as a director as follows: reimbursement for reasonable Company-related travel and other expenses; travel accident insurance when traveling on Company business; participation in the Company’s charitable matching gift program (up to $4,000 per calendar year); and participation in the Company’s executive health program.

Director Stock Ownership Guidelines

      Non-employee directors are required to hold no less than 50% of all shares or restricted share units obtained through the non-employee director compensation program throughout their tenure as a director of the Company. The establishment of these guidelines is another component of the Company’s efforts to link the interests of directors and shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires D&B’s officers and directors, and persons who own more than 10% of a registered class of D&B’s equity securities (“insiders”), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2002 all Section 16(a) filing requirements applicable to its insiders were complied with.

OTHER MATTERS

      D&B knows of no matters, other than those referred to herein that will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Shareholder proposals intended to be included in the Company’s Proxy Statement for the Annual Meeting of Shareholders in 2004 must be received by the Corporate Secretary of the Company no later than December 18, 2003.

      Under the Company’s by-laws, a shareholder proposal for the 2004 Annual Meeting of Shareholders that is not intended to be included in the Company’s Proxy Statement must be received by the Corporate Secretary of the Company between January 23, 2004 and February 23, 2004. Any such proposal must also comply with the other provisions contained in the Company’s by-laws relating to shareholder proposals.

April 16, 2003

Schedule I

THE DUN & BRADSTREET CORPORATION

and Subsidiaries

Reconciliation of Reported Earnings per Share to Earnings per Share Before Non-Core Gains and Charges

	For the Year Ended
	December 31,

	2002	2001

Diluted EPS	$1.87	$1.84
Impact of non-core gains and charges:
Restructuring costs related to our Financial Flexibility program	.28	.29
Impairment of capitalized software and the Murray Hill Facility and the write-off of certain assets made obsolete, redundant or as a result of the World Trade Center attack, and write-down of non-recoverable investments		.20
Reorganization costs associated with our Spin-Off from Moody’s Corporation		(.07)
Gain on sale of Receivable Management Services business, Australia/New Zealand operations and a portion of South Africa investment		(.56)

Diluted EPS before non-core gains and charges	$2.15	$1.71

All numbers are rounded to the nearest cent. Therefore, totals may differ from the sum of each line item due to rounding.

Schedule II

THE DUN & BRADSTREET CORPORATION

and Subsidiaries

Reconciliation of Total Revenue to Core Revenue and Effect of Foreign Exchange on Core Revenue Growth Rate

	For the Year Ended
	December 31,

	2002	2001	Growth Rate

Total revenue	$1,275.6	$1,304.6
Less: Revenue from divested business	0	79.2

Core revenue	$1,275.6	$1,225.4	4%

Less: Effect of foreign exchange			1%

Core revenue before effect of foreign exchange			3%

Appendix A

AUDIT COMMITTEE CHARTER

Adopted February 28, 2003

Membership and Meetings

Membership

      The Committee shall comprise no fewer than three members as appointed by the Board of Directors upon recommendation of the Board Affairs Committee. Each Committee member shall meet the independence, experience and other membership requirements of the New York Stock Exchange, of the Securities Exchange Act of 1934 (the “Exchange Act”) and the regulations of the Securities and Exchange Commission (“Commission”). Consideration will be given to staffing the Committee with at least one member who is an audit committee financial expert as defined by the Commission.

Meetings

      The Committee shall meet in person or by telephone as often as it determines, but not less frequently than six times per year. Meetings of the Committee should be attended by representatives of the Company’s principal external auditors (“independent auditors”), the chief financial officer, the controller, the leader of internal audit, the general counsel and others as and when deemed appropriate by the Committee. The Committee shall meet privately with such persons or groups, whenever the Committee deems it appropriate.

      The Committee Chairperson shall be responsible for calling the meetings of the Committee, establishing meeting agenda with input from management and supervising the conduct of the meetings.

Purposes

      The Committee will assist the Board in the oversight of: (1) the integrity of the financial statements of the Company, (2) the independent auditors’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

      The Committee shall also prepare the report required by the rules of the Commission to be included in the Company’s annual Proxy Statement.

Committee Authority and Responsibilities

Relationship with the Independent Auditors

      The Committee has the sole authority to appoint or replace the independent auditors. Notwithstanding this authority, the Committee will continue its longstanding practice of recommending that the Board ask shareholders to ratify the Committee’s selection. If shareholders fail to so ratify, the Committee will consider that fact in its future selection of the independent auditors.

      The Committee is responsible for the compensation and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or related work. The independent auditors will report directly to the Committee.

Preapproval of Audit and Non-Audit Services

      The Committee has the sole authority to preapprove all auditing services and permitted non-audit services to be performed by the independent auditors. The Committee may delegate this authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals are presented to the full Committee at its next scheduled meeting.

Resources of the Committee

      The Committee has the authority to retain independent legal, accounting or other advisers. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors and to any advisers employed by the Committee.

Reports to the Board

      The Committee will make regular reports to the Board.

Charter Reviews

      The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Performance Assessment

      The Committee will annually review the Audit Committee’s own performance.

Other Responsibilities

      The Committee, to the extent it deems necessary or appropriate, will:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditors:

(a)	The annual audited financial statements (and related Form 10-K) and quarterly unaudited financial statements (and related Forms 10-Q), including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

(b)	Significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

(c)	The effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

2.	Review and discuss reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

(c)	Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

3.	Discuss with management the Company’s earnings press releases (including any use of “pro forma” or “adjusted non-GAAP information”), financial information and earnings guidance provided to analysts and rating agencies.

4.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

5.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any disagreements with management.

6.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Forms 10-K and 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein, and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditors

7.	At least annually, review a report from the independent auditors describing:

(a)	the independent auditors’ internal quality-control procedures,

(b)	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm,

(c)	any steps taken to deal with any such issues, and

(d)	all relationships between the independent auditors and the Company.

8.	Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence. This review should also include an evaluation of the lead audit partner. The Committee shall present its conclusions with respect to the independent auditors and lead audit partner to the Board.

9.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

10.	Establish policies for the Company’s hiring of employees or former employees of the independent auditors who participated in the audit of the Company.

11.	As appropriate, seek to discuss with the national office of the independent auditors issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

12.	Meet with the independent auditors prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

13.	Review the appointment and replacement of the leader of internal audit.

14.	Review the Company’s internal system of audit and financial controls, internal audit plans and the results of internal audits.

Compliance Oversight Responsibilities

15.	Review: (a) the status of the Company’s compliance with applicable laws and regulations, (b) major legislative and regulatory developments that could materially impact the Company, and (c) management’s efforts to monitor compliance with the Company’s code of conduct.

16.	Review and investigate any matters pertaining to the integrity of senior management, including conflicts of interest or adherence to standards of conduct as required by Company policy.

17.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

18.	Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated.

Limitation of Audit Committee’s Role

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

EQUISERVE
150 ROYALL STREET
CANTON, MA 02021

Please do not return the proxy card if you are voting over the Internet or by telephone.

The Dun & Bradstreet Corporation

VOTE YOUR PROXY OVER THE INTERNET OR BY TELEPHONE!

It’s fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help D&B reduce postage and proxy tabulation costs.

YOUR VOTE IS IMPORTANT! Using the Internet or telephone, you can vote 24 hours a day, 7 days a week. Or, if you prefer, you can return the attached proxy card in the envelope provided.

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below, to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903 (U.S. and Canadian Shareholders)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below, and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to D&B, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DNBRD1	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

D&B
This proxy, when properly executed, will be voted as directed herein. If no direction is made, this proxy will be voted FOR the nominees listed and FOR the proposal.

The Board of Directors recommends a vote FOR its nominees and FOR proposal 2.

Vote On Directors

1.	Election of three Class III Directors. Nominees:

01)	Sandra E. Peterson
02)	Michael R. Quinlan
03)	Frederic V. Salerno

Vote On Proposal

		For	Against	Abstain
2.	Ratify the selection of independent accountants.	☐	☐	☐

For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
☐	☐	☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

The Dun & Bradstreet Corporation

Annual Meeting of Shareholders

May 22, 2003

2:00 p.m.

Short Hills Hilton

41 John F. Kennedy Parkway

Short Hills, New Jersey

P R O X Y

THE DUN & BRADSTREET CORPORATION

Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Shareholders to be held May 22, 2003

The undesigned hereby appoints Allan Z. Loren, Sara S. Mathew, and David J. Lewinter, or any of them, proxies with full power of substitution to represent and vote all the shares of Common Stock of The Dun & Bradstreet Corporation (“D&B”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders on May 22, 2003, and at any adjournment thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before said meeting.

This card also constitutes voting instructions to the Trustee of The Dun & Bradstreet Corporation Profit Participation Plan and the Moody’s Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of D&B held by the Trustee under such Plans, as described in the Proxy Statement.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on other side.)

SEE REVERSE SIDE